Exhibit 99.1

November 1, 2017

Dear Shareholder:

Enclosed (unless you have direct deposit) is your November 1, 2017, dividend of $0.07 per common share. This is a $0.01 increase. We are asked from time to time about dividends. Coming out of the recession, we made the conscious decision to focus on growing the company. We believe this provides the best long term return to you. When focusing on growth, the company has to balance a dividend reward to the shareholders with retention of capital for growth. The measure for total return is in the form of dividend and price appreciation. The year to date total return as of September 30, 2017, was 16.0% compared to the NASDAQ Bank Index total return of 1.6%.

The performance of your company for the three quarters of 2017 was $0.97 per diluted common share compared to $1.24 for the three quarters of 2016. As you may recall, in the second quarter of 2016 we received a payoff on a challenged loan where we recovered approximately $1,300,000 in previously charged down loan value and approximately $919,000 in non-accrued interest. If we compare earnings per share without these nonrecurring items, earnings for the three quarters of 2016 would have been approximately $1.11 per diluted common share. So our comparative earnings per share are a bit down from last year which is a result of increases in salary and benefits expense. Part of that is health care expense, but we have made continued investment in lending staff which can be seen in the results of loan growth.

Total loans have grown from approximately $1,056,000,000 at year end 2016 to approximately $1,142,000,000 at September 30, an increase of more than 8% or almost 11% annualized. We are enjoying loan growth in most of our markets, but primarily in the urban areas. We are very pleased with the business being generated in our new loan production office in Westlake, Ohio. This success confirms our model of selective loan production outreach with experienced lenders who can provide first-class service to the customer. As you may recall we added a lender servicing the Toledo, Ohio area and will soon examine the opening of a loan production facility in that market.

Even though the future of interest rates remains murky, we continue to position ourselves for future rate increases and keep our loan and investment terms generally under five years. Even with a shorter rate position, our total interest income was $42,755,000 for the three quarters of the year compared to $40,160,000 in 2016, an increase of 6.5%.

Total deposits at September 30 have increased by 7.1% since year end 2016. Within the deposit categories, we have seen noninterest-bearing checking accounts increase over 3.5% year-over-year. This is primarily from the growth in commercial relationships in the urban markets. Our staff has been very successful in capturing the entire loan and deposit relationship with customers. We are seeing modest pressure on deposit costs. Our interest expenses were up $357,000 comparing nine months of 2017 with 2016. At that same time interest income was up $2,595,000.

(continued on reverse side)

Our noninterest income for the three quarters of 2017 was $12,704,000. Noninterest income is down slightly from last year - some income categories are up and some are down. We have enjoyed an approximate 12% increase in Wealth Management fees as we focus on continued development of that business.

While noninterest expenses for nine months of 2016 compared to 2015 were up a modest 3%, noninterest expenses for the nine months of 2017 compared to 2016 are up over 9%. As mentioned earlier, the bulk of the increase is in salaries and benefits. While there is a lot of pressure on health care costs this year, the bulk of the increase is salary. We continue to have the opportunity to bring on board some very skilled and connected commercial lenders in our urban markets. This has translated to the respectable loan growth we have enjoyed this year. It may take a new lender up to a year to build or transition a book of business, but we view the new hires as an investment in the future. Our business is taking deposits and making loans. Without a strong bench of experienced lenders, loan growth could be mediocre.

Early in the year we raised approximately $32,800,000 in capital. This stock issuance in tandem with capital retention, provides support for organic growth and potential acquisitions. We are actively looking at acquisition opportunities that will support and complement our strategy. As the world of banking continues to evolve, there could be increased acquisition opportunities but also competition for acquisition candidates. We will continue to investigate and participate in potential opportunities, but also remain disciplined that a potential acquisition benefits the company and, in turn, you the shareholder.

Many of you have seen the articles in the Sandusky newspaper that I plan to retire as CEO of the bank and holding company at the end of the year. I will remain as Chairman of both entities. Dennis Shaffer, who is currently President of the bank, will become CEO of the bank and holding company. Dennis has been with us since 2009 and he has 32 years of commercial lending experience in both community and regional banks. An Ohio State University graduate, Dennis began his banking career on a teller line. When one starts out standing face to face with a customer, it’s the best place to begin a banking career.

If you have any questions, a call is always welcomed.

Very truly yours,

James O. Miller
President and CEO

Cautionary Statement Regarding Forward-Looking Information

Comments made in this letter include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to numerous assumptions, risks and uncertainties. Although management believes that the expectations reflected in the forward-looking statements are reasonable, actual results or future events could differ, possibly materially, from those anticipated in these forward-looking statements. The forward-looking statements speak only as of the date of this letter, and Civista Bancshares, Inc. assumes no duty to update any forward-looking statements to reflect events or circumstances after the date of this letter, except to the extent required by law.